.
Exhibit 99.1
BJ’s Wholesale Club Holdings, Inc. Announces Fourth Quarter and Full Fiscal 2023 Results
Strong fourth quarter caps year underpinned by membership, traffic and market share growth

Fourth Quarter of Fiscal 2023 and Recent Highlights
•Comparable club sales, excluding gasoline sales, increased by 0.5% year-over-year led by accelerating traffic
•Membership fee income increased by 6.5% year-over-year to $108.4 million
•The Company continued to achieve a 90% tenured member renewal rate during fiscal 2023
•Digitally-enabled comparable sales growth was 28.0% year-over-year
•Earnings per diluted share of $1.08 reflects a 13.7% year-over-year increase
•Adjusted EPS of $1.11 reflects a 11.0% year-over-year increase
•Income from continuing operations of $145.9 million and adjusted EBITDA of $290.7 million
•The Company opened 6 new clubs and 6 new gas stations since the third quarter
Marlborough, Mass. (March 7, 2024) – BJ’s Wholesale Club Holdings, Inc. (NYSE: BJ) (the "Company") today announced its financial results for the fourteen and fifty-three weeks ended February 3, 2024.

“We ended fiscal 2023 on a strong note,” said Bob Eddy, Chairman and Chief Executive Officer, BJ’s Wholesale Club. “Our membership grew in robust fashion and we continue to retain members at all-time high rates. We delivered impressive market share gains in our clubs and at our gas pumps, driven by acceleration in traffic and growth in units sold. We improved our merchandising and value proposition meaningfully during the year and increasingly delivered both with greater convenience through our digital offerings. We also continued to grow our chain with six new clubs since the third quarter. I’m proud of our team and our progress and look forward to more growth in the future.”

Key Measures for the Fourteen Weeks Ended February 3, 2024 (Fourth Quarter of Fiscal 2023) and for the Fifty-Three Weeks Ended February 3, 2024 (Fiscal 2023):
BJ'S WHOLESALE CLUB HOLDINGS, INC.
(Amounts in thousands, except per share amounts)

	14 Weeks Ended February 3, 2024	13 Weeks Ended January 28, 2023	% Growth (Decline)	53 Weeks Ended February 3, 2024	52 Weeks Ended January 28, 2023	% Growth (Decline)
Net sales	$5,248,879	$4,827,762	8.7%	$19,548,011	$18,918,435	3.3%
Membership fee income	108,405	101,833	6.5%	420,678	396,730	6.0%
Total revenues	5,357,284	4,929,595	8.7%	19,968,689	19,315,165	3.4%

Operating income	214,005	192,793	11.0%	800,419	737,986	8.5%
Income from continuing operations	145,872	129,400	12.7%	523,652	514,262	1.8%
Adjusted EBITDA (a) (b)	290,743	267,040	8.9%	1,082,129	1,009,209	7.2%
Net income	145,872	129,781	12.4%	523,741	513,177	2.1%
EPS (c)	1.08	0.95	13.7%	3.88	3.76	3.2%
Adjusted net income (a)	149,843	136,692	9.6%	534,537	535,242	(0.1)%
Adjusted EPS (a)	1.11	1.00	11.0%	3.96	3.92	1.0%
Basic weighted-average shares outstanding	132,530	133,393	(0.6)%	133,047	134,017	(0.7)%
Diluted weighted-average shares outstanding	134,505	136,000	(1.1)%	135,118	136,473	(1.0)%
(a)See “Note Regarding Non-GAAP Financial Information.”
(b)Adjusted EBITDA for the 13 weeks and 52 weeks ended January 28, 2023 has been recast to exclude adjustments for pre-opening expenses and non-cash rent expense to conform to the current period definition.
(c)EPS represents net income per diluted share.
.

.
Impact of 53-Week Fiscal Year:
•The fourth quarter and full year results for fiscal 2023 included one additional week (the “53rd week”) compared to the fourth quarter and full year results for fiscal 2022. Net sales and net income for the 53rd week were approximately $353.4 million and $13.4 million, respectively.

Additional Highlights:
•Total comparable club sales decreased by 0.4% in the fourth quarter of fiscal 2023 compared to the fourth quarter of fiscal 2022. Excluding the impact of gasoline sales, comparable club sales increased by 0.5% in the fourth quarter of fiscal 2023 compared to the fourth quarter of fiscal 2022. Comparable club sales decreased by 1.0% in fiscal 2023 compared to fiscal 2022. Excluding the impact of gasoline sales, comparable club sales increased by 1.7% in fiscal 2023 compared to fiscal 2022.
•Gross profit increased to $963.3 million in the fourth quarter of fiscal 2023 from $903.2 million in the fourth quarter of fiscal 2022. Merchandise gross margin rate, which excludes gasoline sales and membership fee income, decreased by 40 basis points over the fourth quarter of fiscal 2022 as the Company continues to invest in the business. The decrease was also driven by lower ancillary income. Gross profit increased to $3.64 billion in fiscal 2023 from $3.43 billion in fiscal 2022. Merchandise gross margin rate increased by approximately 50 basis points over fiscal 2022. Merchandise margins were positively impacted by moderated supply chain costs and improved inventory management.
•Selling, general and administrative expenses ("SG&A") increased to $741.1 million in the fourth quarter of fiscal 2023 compared to $707.0 million in the fourth quarter of fiscal 2022. SG&A increased to $2.82 billion in fiscal 2023 compared to $2.67 billion in fiscal 2022. The increase in both comparative periods was primarily driven by increased labor, occupancy, and depreciation expenses as a result of new club and gas station openings in addition to other investments to drive strategic priorities.
•Income from continuing operations before income taxes increased to $198.4 million, or 3.7% of total revenues, in the fourth quarter of fiscal 2023 compared to $176.5 million, or 3.6% of total revenues, in the fourth quarter of fiscal 2022. Income from continuing operations before income taxes increased to $735.9 million, or 3.7% of total revenues, in fiscal 2023 compared to $690.5 million, or 3.6% of total revenues, in fiscal 2022.
•Income tax expense increased to $52.6 million in the fourth quarter of fiscal 2023 compared to $47.1 million in the fourth quarter of fiscal 2022. Income tax expense increased to $212.2 million in fiscal 2023 compared to $176.3 million in fiscal 2022. The increases in the income tax expense for both comparative periods were driven by lower tax benefits from stock-based compensation. Income tax expense for fiscal 2023 also increased due to an immaterial adjustment to certain deferred tax assets related to prior periods.
•Net income increased to $145.9 million in the fourth quarter of fiscal 2023 compared to $129.8 million in the fourth quarter of fiscal 2022. Net income increased to $523.7 million in fiscal 2023 compared to $513.2 million in fiscal 2022.
•Adjusted EBITDA increased by 8.9% to $290.7 million in the fourth quarter of fiscal 2023 compared to $267.0 million in the fourth quarter of fiscal 2022. Adjusted EBITDA increased by 7.2% to $1.08 billion in fiscal 2023 compared to $1.01 billion in fiscal 2022. Fiscal year and fourth quarter 2022 adjusted EBITDA has been recast to exclude pre-opening expenses and non-cash rent expense to conform to the current period definition.
•Under its existing share repurchase program, the Company repurchased 797,056 shares of common stock, totaling $53.2 million, inclusive of associated costs, in the fourth quarter of fiscal 2023. In fiscal 2023, the Company repurchased 1,958,218 shares of common stock, totaling $130.2 million, inclusive of associated costs, under such program.

.

.
Fiscal 2024 Ending February 1, 2025 Outlook
“As we look to fiscal 2024, we continue to navigate macro-driven uncertainty in the operating environment,” said Laura Felice, Executive Vice President, Chief Financial Officer, BJ’s Wholesale Club. “We remain confident that our structural operating advantages, continued focus on executing our strategic priorities, and commitment to delivering great value to our members will drive strong results for our business.”
The Company provided the following guidance for fiscal 2024:
•Comparable club sales, excluding the impact of gasoline sales, to increase 1% to 2% year-over-year
•Merchandise gross margins to improve approximately 20 basis points year-over-year
•Adjusted EPS to range from $3.75 to $4.00
•Capital expenditures of approximately $500 million

Conference Call Details
A conference call to discuss the Company’s fourth quarter and fiscal 2023 financial results is scheduled for today, March 7, 2024, at 8:30 A.M. Eastern Time. The live audio webcast of the call can be accessed under the “Events and Presentations” section of the Company’s investor relations website at https://investors.bjs.com and will remain available for one year. Participants may also dial (833) 470-1428 within the U.S. or +1 (929) 526-1599 outside the U.S. and reference conference ID 819227.
About BJ’s Wholesale Club Holdings, Inc.
BJ’s Wholesale Club Holdings, Inc. (NYSE: BJ) is a leading operator of membership warehouse clubs focused on delivering significant value to its members and serving a shared purpose: “We take care of the families who depend on us.” The Company provides a wide assortment of fresh foods, produce, a full-service deli, fresh bakery, household essentials and gas. In addition, BJ’s offers the latest technology, home decor, apparel, seasonal items and more to deliver unbeatable value to smart-saving families. Headquartered in Marlborough, Massachusetts, the Company pioneered the warehouse club model in New England in 1984 and currently operates 244 clubs and 175 BJ's Gas® locations in 20 states. For more information, please visit us at www.bjs.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including, without limitation, statements regarding our strategic priorities; our anticipated fiscal 2024 outlook; and our future progress, as well as statements that include the words “expect,” “intend,” “plan,” “believe,” “project,” “forecast,” “estimate,” “may,” “should,” “anticipate” and similar statements of a future or forward-looking nature. These forward-looking statements are based on management’s current expectations. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to: uncertainties in the financial markets, including, without limitation, as a result of disruptions and instability in the banking and financial services industries or as a result of wars and global political conflicts, consumer and small business spending patterns and debt levels; our dependence on having a large and loyal membership; domestic and international economic conditions, including inflation and exchange rates; our ability to procure the merchandise we sell at the best possible prices; the effects of competition and regulation; our dependence on vendors to supply us with quality merchandise at the right time and at the right price; breaches of security or privacy of member or business information; conditions affecting the acquisition, development, ownership or use of real estate; our capital spending; actions of vendors; our ability to attract and retain a qualified management team and other team members; costs associated with employees (generally including health care costs), energy and certain commodities, geopolitical conditions (including tariffs); changes in our product mix or in our revenues from gasoline sales; our failure to successfully maintain a relevant omnichannel experience for our members; risks related to our growth strategy to open new clubs; risks related to our e-commerce business; our ability to grow our BJ’s One Mastercard® program; and other important factors discussed under the caption “Risk Factors” in our Form 10-K filed with the U.S. Securities and Exchange Commission (“SEC”) on March 16, 2023, and subsequent filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. These and other important factors could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Any such forward-looking statements represent management’s estimates as of the date of this press release. While we may elect to update such forward-looking statements at some point in the future, unless required by law, we disclaim any obligation to do so, even
.

.
if subsequent events cause our views to change. Thus, one should not assume that our silence over time means that actual events are bearing out as expressed or implied in such forward-looking statements. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release.
Non-GAAP Financial Measures
We refer to certain financial measures that are not recognized under United States generally accepted accounting principles (“GAAP”). Please see “Note Regarding Non-GAAP Financial Information" and “Reconciliation of GAAP to Non-GAAP Financial Information” below for additional information and a reconciliation of the Non-GAAP financial measures to the most comparable GAAP financial measures.
.

.
BJ'S WHOLESALE CLUB HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share amounts)
(Unaudited)

	14 Weeks Ended February 3, 2024	13 Weeks Ended January 28, 2023	53 Weeks Ended February 3, 2024	52 Weeks Ended January 28, 2023
Net sales	$5,248,879	$4,827,762	$19,548,011	$18,918,435
Membership fee income	108,405	101,833	420,678	396,730
Total revenues	5,357,284	4,929,595	19,968,689	19,315,165
Cost of sales	4,394,009	4,026,414	16,326,129	15,883,677
Selling, general and administrative expenses	741,121	706,963	2,822,513	2,668,569
Pre-opening expenses	8,149	3,425	19,628	24,933
Operating income	214,005	192,793	800,419	737,986
Interest expense, net	15,559	16,296	64,527	47,462
Income from continuing operations before income taxes	198,446	176,497	735,892	690,524
Provision for income taxes	52,574	47,097	212,240	176,262
Income from continuing operations	145,872	129,400	523,652	514,262
Income (loss) from discontinued operations, net of income taxes	—	381	89	(1,085)
Net income	$145,872	$129,781	$523,741	$513,177
Income per share attributable to common stockholders—basic:
Income from continuing operations	$1.10	$0.97	$3.94	$3.84
Income (loss) from discontinued operations	—	—	—	(0.01)
Net income	$1.10	$0.97	$3.94	$3.83
Income per share attributable to common stockholders—diluted:
Income from continuing operations	$1.08	$0.95	$3.88	$3.77
Income (loss) from discontinued operations	—	—	—	(0.01)
Net income	$1.08	$0.95	$3.88	$3.76
Weighted-average number of shares outstanding:
Basic	132,530	133,393	133,047	134,017
Diluted	134,505	136,000	135,118	136,473
.

.
BJ'S WHOLESALE CLUB HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except per share amounts)
(Unaudited)

	February 3, 2024	January 28, 2023
ASSETS
Current assets:
Cash and cash equivalents	$36,049	$33,915
Accounts receivable, net	234,769	239,746
Merchandise inventories	1,454,822	1,378,551
Prepaid expense and other current assets	68,366	51,033
Total current assets	1,794,006	1,703,245

Operating lease right-of-use assets, net	2,140,482	2,142,925
Property and equipment, net	1,578,792	1,337,029
Goodwill	1,008,816	1,008,816
Intangibles, net	107,632	115,505
Deferred income taxes	4,071	11,498
Other assets	43,823	30,938
Total assets	$6,677,622	$6,349,956

LIABILITIES
Current liabilities:
Short-term debt	$319,000	$405,000
Current portion of operating lease liabilities	153,631	177,233
Accounts payable	1,183,281	1,195,697
Accrued expenses and other current liabilities	812,136	767,411
Total current liabilities	2,468,048	2,545,341

Long-term operating lease liabilities	2,050,883	2,058,797
Long-term debt	398,432	447,880
Deferred income taxes	74,773	57,024
Other non-current liabilities	226,635	194,077

STOCKHOLDERS' EQUITY	1,458,851	1,046,837
Total liabilities and stockholders' equity	$6,677,622	$6,349,956
.

.
BJ'S WHOLESALE CLUB HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in thousands, except per share amounts)
(Unaudited)

	53 Weeks Ended February 3, 2024	52 Weeks Ended January 28, 2023
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$523,741	$513,177
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	227,696	200,934
Amortization of debt issuance costs and accretion of original issue discount	1,243	2,765
Debt extinguishment and refinancing charges	1,830	3,256
Stock-based compensation expense	39,021	42,617
Deferred income tax benefit	25,572	(1,938)
Changes in operating leases and other non-cash items	(21,655)	27,730
Increase (decrease) in cash due to changes in:
Accounts receivable	10,764	(60,967)
Merchandise inventories	(76,271)	(47,544)
Accounts payable	(12,416)	82,914
Accrued expenses	33,380	4,784
Other operating assets and liabilities, net	(34,022)	20,437
Net cash provided by operating activities	718,883	788,165
CASH FLOWS FROM INVESTING ACTIVITIES
Additions to property and equipment, net of disposals and proceeds from sale-leaseback transactions	(454,765)	(370,537)
Acquisition	—	(376,521)
Net cash used in investing activities	(454,765)	(747,058)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from the issuance of long-term debt	305,041	67,610
Payments on long-term debt	(355,041)	(370,655)
Proceeds from revolving lines of credit	742,000	1,402,000
Payments on revolving lines of credit	(828,000)	(997,000)
Debt issuance costs paid	(1,722)	(4,783)
Dividends paid	(25)	(25)
Net cash received from stock option exercises	2,603	8,438
Net cash received from Employee Stock Purchase Program (ESPP)	6,267	4,830
Acquisition of treasury stock	(155,180)	(172,288)
Proceeds from financing obligations	26,640	15,388
Other financing activities	(4,567)	(6,143)
Net cash used in financing activities	(261,984)	(52,628)
Net increase (decrease) in cash and cash equivalents	2,134	(11,521)
Cash and cash equivalents at beginning of period	33,915	45,436
Cash and cash equivalents at end of period	$36,049	$33,915
.

.
Note Regarding Non-GAAP Financial Information
This press release includes financial measures that are not calculated in accordance with GAAP, including adjusted net income, adjusted net income per diluted share (“adjusted EPS”), adjusted EBITDA, adjusted free cash flow, net debt and net debt to last twelve months (“LTM”) adjusted EBITDA.
We define adjusted net income as net income attributable to common stockholders adjusted for: acquisition and integration costs; home office transition costs; impairment charges; charges related to debt payments; restructuring; other adjustments and the tax impact of the foregoing adjustments on net income.
We define adjusted EPS as adjusted net income divided by the weighted-average diluted shares outstanding.
We define adjusted EBITDA as income from continuing operations before interest expense, net, provision for income taxes and depreciation and amortization, adjusted for the impact of certain other items, including: stock-based compensation expense; acquisition and integration costs; home office transition costs; restructuring and other adjustments. Prior period adjusted EBITDA presentations have been or will be recast to exclude pre-opening expenses and non-cash rent expense.
We define adjusted free cash flow as net cash provided by operating activities less additions to property and equipment, net of disposals, plus proceeds from sale-leaseback transactions.
We define net debt as total debt outstanding less cash and cash equivalents.
We define net debt to LTM adjusted EBITDA as net debt at the balance sheet date divided by adjusted EBITDA for the trailing twelve-month period.
We present adjusted net income, adjusted EPS and adjusted EBITDA, which are not recognized financial measures under GAAP, because we believe such measures assist investors and analysts in comparing our operating performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance.
We believe that adjusted net income, adjusted EPS and adjusted EBITDA are helpful in highlighting trends in our core operating performance compared to other measures, which can differ significantly depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which companies operate and capital investments. We use adjusted net income, adjusted EPS and adjusted EBITDA to supplement GAAP measures of performance in the evaluation of the effectiveness of our business strategies; to make budgeting decisions; and to compare our performance against that of other peer companies using similar measures. We also use adjusted EBITDA in connection with establishing annual incentive compensation.
We present adjusted free cash flow, which is not a recognized financial measure under GAAP, because we use it to report to our Board of Directors and we believe it assists investors and analysts in evaluating our liquidity. Adjusted free cash flow should not be considered as an alternative to cash flows from operations as a liquidity measure. We present net debt and net debt to LTM adjusted EBITDA, which are not recognized as financial measures under GAAP, because we use them to report to our Board of Directors and we believe they assist investors and analysts in evaluating our borrowing capacity. Net debt to LTM adjusted EBITDA is a key financial measure that is used by management to assess the borrowing capacity of the Company.
You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating adjusted net income, adjusted EPS, adjusted EBITDA and net debt to LTM adjusted EBITDA, you should be aware that in the future we may incur expenses that are the same as or like some of the adjustments in our presentation of these metrics. Our presentation of adjusted net income, adjusted EPS, adjusted EBITDA, adjusted free cash flow, net debt and net debt to LTM adjusted EBITDA should not be considered as alternatives to any other measure derived in accordance with GAAP and they should not be construed as an inference that the Company’s future results will be unaffected by unusual or non-recurring items. There can be no assurance that we will not modify the presentation of adjusted net income, adjusted EPS, adjusted EBITDA or net debt to LTM adjusted EBITDA in the future, and any such modification may be material. In addition, adjusted net income, adjusted EPS, adjusted EBITDA, adjusted free cash flow, net debt and net debt to LTM adjusted EBITDA may not be comparable to similarly titled measures used by other companies in our industry or across different industries. Additionally, adjusted net income, adjusted EPS, adjusted EBITDA, adjusted free cash flow, net debt and net debt to LTM adjusted EBITDA have limitations as analytical tools, and you should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP.
.

.
In reliance on the unreasonable efforts exception provided under Item 10(e)(1)(i)(B) of Regulation S-K, the Company does not provide a reconciliation for non-GAAP estimates on a forward-looking basis, including of its projected range for adjusted EPS for Fiscal 2024 to net income per diluted share, which is the most directly comparable GAAP measure, under "Fiscal 2024 Ending February 1, 2025" above, where it is unable to provide a meaningful or accurate calculation or estimation of reconciling items or there are no meaningful adjustments to be presented in the reconciliation and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing and/or amount of various items that would impact net income per diluted share, if any. This includes items that have not yet occurred, are out of the Company's control, cannot be reasonably predicted and/or for which there would not be any meaningful adjustment or difference. For the same reasons, the Company is unable to address the probable significance of the unavailable information. The information under "Fiscal 2024 Ending February 1, 2025" above, including expectations about adjusted EPS reflects management’s view of current and future market conditions. To the extent actual results differ from our current expectations, the Company’s results may differ materially from the expectations set forth above. Other factors, as referenced elsewhere in this press release, may also cause the Company’s results to differ materially from the expectations set forth above.

Reconciliation of GAAP to Non-GAAP Financial Information
BJ'S WHOLESALE CLUB HOLDINGS, INC.
Reconciliation of net income to adjusted net income and adjusted EPS
(Amounts in thousands, except per share amounts)
(Unaudited)

	14 Weeks Ended February 3, 2024	13 Weeks Ended January 28, 2023	53 Weeks Ended February 3, 2024	52 Weeks Ended January 28, 2023
Net income as reported	$145,872	$129,781	$523,741	$513,177
Adjustments:
Acquisition and integration costs (a)	—	—	—	12,324
Home office transition costs (b)	—	7,610	—	14,706
(Gain) loss on termination and impairment of discontinued operations club lease	—	(537)	—	662
Charges related to debt (c)	—	2,569	1,830	3,256
Restructuring (d)	5,512	—	13,940	—
Other adjustments (e)	—	—	(786)	(165)
Tax impact of adjustments to net income (f)	(1,541)	(2,731)	(4,188)	(8,718)
Adjusted net income	$149,843	$136,692	$534,537	$535,242

Weighted-average diluted shares outstanding	134,505	136,000	135,118	136,473
Adjusted EPS (g)	$1.11	$1.00	$3.96	$3.92

(a)Represents costs related to the acquisition and integration of assets of Burris Logistics, including due diligence, legal, and other consulting expenses.
(b)Represents incremental rent expense, termination fee, other non-recurring lease costs, and write-off of impaired assets as the Company transitioned home office locations in fiscal 2022.
(c)Represents the expensing of fees, deferred fees, and original issue discount associated with the extinguishment of the ABL Facility in fiscal 2022 and amendment of the senior secured first lien term loan in fiscal 2022 and 2023.
(d)Represents charges related to the restructuring of certain corporate functions including costs for severance, retention, outplacement, and consulting fees.
(e)Other non-cash items related to the reclassification into earnings of accumulated other comprehensive income/ loss associated with the de-designation of hedge accounting and other adjustments.
(f)Represents the tax effect of the above adjustments at a statutory tax rate of approximately 28%.
(g)Adjusted EPS is measured using weighted-average diluted shares outstanding.

.

.
BJ'S WHOLESALE CLUB HOLDINGS, INC.
Reconciliation to Adjusted EBITDA
(Amounts in thousands)
(Unaudited)

	14 Weeks Ended February 3, 2024	13 Weeks Ended January 28, 2023	53 Weeks Ended February 3, 2024	52 Weeks Ended January 28, 2023
Income from continuing operations	$145,872	$129,400	$523,652	$514,262
Interest expense, net	15,559	16,296	64,527	47,462
Provision for income taxes	52,574	47,097	212,240	176,262
Depreciation and amortization	61,275	51,675	227,696	200,934
Stock-based compensation expense	10,010	14,652	39,021	42,617
Acquisition and integration costs (a)	—	—	—	12,324
Home office transition costs (b)	—	7,610	—	14,706
Restructuring (c)	5,512	—	13,940	—
Other adjustments (d)	(59)	310	1,053	642
Adjusted EBITDA (e)	$290,743	$267,040	$1,082,129	$1,009,209

(a)Represents costs related to the acquisition and integration of assets from Burris Logistics, including due diligence, legal, and other consulting expenses.
(b)Represents incremental rent expense, termination fee, other non-recurring lease costs, and write-off of impaired assets as the Company transitioned home office locations in fiscal 2022.
(c)Represents charges related to the restructuring of certain corporate functions including costs for severance, retention, outplacement, and consulting fees.
(d)Other non-cash items, including non-cash accretion on asset retirement obligations and obligations associated with our post-retirement medical plan.
(e)Adjusted EBITDA for the 13-weeks and 52-weeks ended January 28, 2023 has been recast to exclude adjustments for pre-opening expenses and non-cash rent expense to conform to the current period definition.
.

.
BJ'S WHOLESALE CLUB HOLDINGS, INC.
Reconciliation to Adjusted Free Cash Flow
(Amounts in thousands)
(Unaudited)

	14 Weeks Ended February 3, 2024	13 Weeks Ended January 28, 2023	53 Weeks Ended February 3, 2024	52 Weeks Ended January 28, 2023
Net cash provided by operating activities	$274,352	$175,308	$718,883	$788,165
Less: Additions to property and equipment, net of disposals	(119,124)	(103,495)	(467,075)	(397,803)
Plus: Proceeds from sale-leaseback transactions	—	16,174	12,310	27,266
Adjusted free cash flow	$155,228	$87,987	$264,118	$417,628
BJ'S WHOLESALE CLUB HOLDINGS, INC.
Reconciliation of Net Debt and Net Debt to LTM adjusted EBITDA
(Amounts in thousands)
(Unaudited)

February 3, 2024
Total debt	$717,432
Less: Cash and cash equivalents	36,049
Net Debt	$681,383

Adjusted EBITDA(a)	$1,082,129

Net debt to LTM adjusted EBITDA	0.6x
(a)See “Reconciliation to Adjusted EBITDA (unaudited)” table above.

Investor Contact:
Catherine Park
Vice President, Investor Relations
cpark@bjs.com
774-512-6744
Media Contact:
Kirk Saville
Head of Corporate Communications
ksaville@bjs.com
774-512-5597
.